Exhibit 4.1

AMERICAN WATER WORKS COMPANY, INC.

AND ITS DESIGNATED SUBSIDIARIES

2017 NONQUALIFIED EMPLOYEE STOCK PURCHASE PLAN

The purpose of this American Water Works Company, Inc. and its Designated Subsidiaries 2017 Nonqualified Employee Stock Purchase Plan is to provide Eligible Employees of AWW and its Subsidiaries an opportunity to purchase shares of Stock of AWW. The Board of Directors of AWW believes that employee stock ownership will benefit both Eligible Employees and AWW’s stockholders. The Plan is not intended to qualify as an “Employee Stock Purchase Plan,” as set forth in section 423 of the Code. All capitalized terms shall have the meaning set forth for such term under Article I below.

ARTICLE I

DEFINITIONS

Section 1.01 “Applicable Holding Period” means, subject to Section 5.05 below, the six (6) month period following the Purchase Date during which a Participant is required to hold any shares of Stock purchased on his or her behalf pursuant to the Plan; provided, however, in the event of a Participant’s death, the Applicable Holding Period shall be deemed satisfied as of the Participant’s date of death.

Section 1.02 “AWW” means American Water Works Company, Inc.

Section 1.03 “Board of Directors” means the Board of Directors of AWW.

Section 1.04 “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.05 “Committee” means the committee appointed by the Board of Directors to administer the Plan, as provided in Section 5.04 below.

Section 1.06 “Compensation” means a Participant’s base wages, exclusive of overtime pay, commissions, bonuses, premium pay, shift differential pay, any compensation reductions made in connection with plans described in sections 401(k), 125 or 132(f)(4) of the Code, and any other extraordinary remuneration, as determined by the Committee in its sole and absolute discretion.

Section 1.07 “Effective Date” shall mean August 5, 2017.

Section 1.08 “Election Date” means the first day of the month of each calendar quarter or such other dates as the Committee shall specify. The first Election Date for the Plan shall be the Effective Date.

Section 1.09 “Eligible Employee”

(a) Subject to Section 1.09(b) and Section 1.09(c) below, the term “Eligible Employee” includes each employee, including a part-time employee, of the Employer.

(b) Notwithstanding Section 1.09(a) above, the term “Eligible Employee” shall not include:

(i) an employee who is classified by the Committee, in its sole and absolute discretion, as a temporary employee or leased employee;

(ii) with respect to any Purchase Period, an employee who terminates employment, dies or is determined to be disabled prior to the applicable Purchase Date;

(iii) unless the Committee specifically designates otherwise as set forth in Section 1.21 below, an employee who is employed by a non-U.S. subsidiary;

(iv) an employee who has been determined by the Board of Directors to be an “officer,” as such term is defined in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended, as such rule may be in effect from time to time, with respect to AWW; or

(v) an employee who owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Employer, which shall be determined by applying rules consistent with those reflected in section 423(b)(3) of the Code, which would otherwise apply if the Plan were intended to be a qualified employee stock purchase plan.

(c) Notwithstanding anything herein to the contrary, if an employee’s status changes during the Purchase Period, but such change in status is not otherwise discovered or brought to the attention of the Committee within a reasonable period prior to any Purchase Date, the Committee, in its sole and absolute discretion, may deem such individual to be an Eligible Employee despite the exclusions described in this Section 1.09.

Section 1.10 “Employer” means AWW and each Subsidiary.

Section 1.11 “Market Value” means the last price for the Stock as reported on New York Stock Exchange for the date of reference. If there was no such price reported for the date of reference, “Market Value” means the last reported price for the Stock on the day immediately preceding the date of reference for which such price was reported or, if there was no such reported price, the fair market value of a share of Stock as determined by the Committee.

Section 1.12 “Maximum Deduction Amount” means, unless otherwise adjusted by the Committee, the lesser of:

(a) 10% of each payment of Compensation paid to, or on behalf, of a Participant during a Purchase Period, or

(b) $25,000 per Plan Year.

Section 1.13 “Participant” means each Eligible Employee who:

(a) elects to participate in the Plan in accordance with Article II;

(b) acknowledges and agrees to abide by the Applicable Holding Period and

(c) has not otherwise voluntarily elected to cease his or her participation in the Plan and has not otherwise requested and received all funds held on account of the Participant in the Plan.

Section 1.14 “Plan” means the American Water Works Company, Inc. and its Designated Subsidiaries 2017 Nonqualified Employee Stock Purchase Plan, as set forth herein and as hereafter amended.

Section 1.15 “Plan Year” means each calendar year during which the Plan is in effect.

Section 1.16 “Purchase Agreement” means the instrument prescribed by the Committee pursuant to which an Eligible Employee may enroll as a Participant and subscribe for the purchase of shares of Stock on the terms and conditions offered by AWW. The Purchase Agreement is intended to evidence AWW’s offer of an option to the Eligible Employee to purchase Stock on the terms and conditions set forth therein and herein; provided, however, in the event of a conflict between the Purchase Agreement and this Plan, the terms of the Plan shall control.

Section 1.17 “Purchase Date” means the last Trading Date of each Purchase Period.

Section 1.18 “Purchase Period” means each three (3) month period, or such other period specified by the Committee, beginning on or after the Effective Date, during which the Participant’s Stock purchase is funded through payroll deduction accumulations (and, if applicable, contributions made pursuant to Section 2.05(c) below). The first Purchase Period shall begin on the Effective Date and continue until the last Trading Date of the calendar quarter next following the Effective Date. Unless the Committee determines otherwise, each subsequent Purchase Period, after the first Purchase Period, shall begin on the first day of the calendar quarter next following the preceding Purchase Date and continue until the last Trading Date of the calendar quarter in which such Purchase Period began.

Section 1.19 “Purchase Price” means the purchase price for shares of Stock purchased under the Plan, determined as set forth in Section 3.01 below.

Section 1.20 “Stock” means the common stock, par value of $.01 per share, of AWW.

Section 1.21 “Subsidiary”

(a) The term “Subsidiary” means any present or future corporation that:

(i) constitutes a “subsidiary corporation” of AWW as that term is defined in section 424 of the Code and

(ii) is designated as a participating entity in the Plan by the Committee.

(b) Unless the Committee specifically designates otherwise, a non-U.S. subsidiary shall not be considered a Subsidiary for purposes of the Plan, and employees of such a subsidiary shall not be Eligible Employees.

Section 1.22 “Trading Date” means a day on which the New York Stock Exchange is open for trading.

ARTICLE II

PARTICIPATION

Section 2.01 Initial Participation. An Eligible Employee may elect to participate in the Plan by properly executing a Purchase Agreement and filing such Purchase Agreement with the Committee, or its delegate, at such time in advance of the Election Date as the Committee shall prescribe.

Section 2.02 Continuation of Participation.

(a) The Purchase Agreement shall remain in effect until it is modified through discontinuance of participation under Section 2.03 below or otherwise changed under Section 2.05 below.

(b) A Participant who is on a leave of absence approved by an Employer may continue to participate in the Plan during the leave of absence to the extent such Participant continues to receive Compensation, which is sufficient to satisfy the payroll deductions and any other legally required deductions or withholding obligations, as the Committee may determine in its sole and absolute discretion.

Section 2.03 Discontinuance of Participation.

(a) To the extent legally permissible, a Participant may voluntarily cease his or her participation in the Plan and stop payroll deductions at any time by filing a notice of cessation of participation on such form and at such time in advance of the Purchase Date as the Committee shall prescribe. A Participant who ceases contributions during a Purchase Period may not make additional contributions to the Plan during the Purchase Period and may request payment of any funds held for the Participant under the Plan on such form and at such time in advance of the Purchase Date as the Committee shall prescribe. Any funds remaining in the Participant’s account on the Purchase Date shall be used to purchase Stock pursuant to Section 3.04 below, if the Participant is then an Eligible Employee.

(b) Notwithstanding subsection Section 2.03, if a Participant ceases to be an Eligible Employee, his or her participation in the Plan shall automatically cease and no further purchase of Stock shall be made for the Participant. Any funds held for the Participant under the Plan shall be distributed to the Participant.

Section 2.04 Readmission to Participation.

(a) Any Eligible Employee who:

(i) was previously a Participant;

(ii) discontinued participation (whether by cessation of eligibility or otherwise); and

(iii) wishes to be reinstated as a Participant,

may again become a Participant by executing and filing with the Committee a new Purchase Agreement.

(b) Reinstatement as a Participant shall be effective as of the next Election Date, provided the Participant is an Eligible Employee and the Participant files a new Purchase Agreement with the Committee at such time in advance of the Election Date as the Committee shall prescribe.

Section 2.05 Payroll Deductions and Deposits.

(a) Each Participant shall authorize after-tax payroll deductions from his or her Compensation for the purpose of funding the purchase of Stock pursuant to his or her Purchase Agreement. In the Purchase Agreement, each Participant shall authorize the withholding of a percentage of each payment of Compensation during the Purchase Period, which shall be in one percent (1%) increments and, together with his or her contributions toward the purchase of Stock pursuant to subsection (c) below, may not exceed the Maximum Deduction Amount.

(b) To the extent legally permissible, a Participant may change the deduction to any permissible level, as permitted by the Committee in its sole and absolute discretion, as of any time prior to an Election Date. A change shall be made by filing with the Committee a new Purchase Agreement, which shall become effective as soon as administratively practicable following receipt by the Committee or its delegate.

(c) The Committee may allow Participants to deposit funds with AWW to be used for the purpose of purchasing Stock pursuant to their Purchase Agreements, in addition to payroll deductions pursuant to Section 2.05(a) above; provided, however:

(i) the total amount that a Participant may contribute to the Plan during a Purchase Period (through payroll deductions and deposits) may not exceed the Maximum Deduction Amount, and

(ii) the deposit of funds by a Participant will only be permitted if the Participant designates the timing and amount to be deposited on an executed Purchase Agreement that is filed with the Committee, or its delegate, at such time in advance of the Election Date as the Committee shall prescribe.

Section 2.06 Participant Rights and Privileges. Notwithstanding anything herein to the contrary, all Participants shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code.

ARTICLE III

STOCK PURCHASE AND DISTRIBUTION

Section 3.01 Purchase Price of Shares. Unless the Committee determines otherwise, the Purchase Price per share of the Stock to be sold to Participants under the Plan shall be the lesser of:

(a) 90% of the Market Value of such share on the Purchase Date, or

(b) 90% of the Market Value of such share on the first Trading Date of the Purchase Period.

Section 3.02 Exercise of Purchase Privilege.

(a) As of the first day of each Purchase Period, each Participant shall be granted an option to purchase shares of Stock at the Purchase Price specified in Section 3.01 above. The option shall continue in effect through the Purchase Date for the Purchase Period. Subject to the provisions of Section 3.04 below, on each Purchase Date, the Participant shall automatically be deemed to have exercised his or her option to purchase shares of Stock, unless he or she notifies the Committee or its delegate, in such manner and at such time in advance of the Purchase Date as the Committee shall prescribe, of his or her desire to forfeit such option and subject to any restrictions that may be imposed by the Committee, to receive a refund of any outstanding amounts that have been deducted pursuant to the Participant’s Purchase Agreement or contributed toward the purchase of Stock pursuant to Section 2.05(c) above.

(b) Subject to the provisions of Section 3.02 above and Section 3.04 below, there shall be purchased for the Participant on each Purchase Date, at the Purchase Price for the Purchase Period, the largest number of shares of Stock, including fractional shares thereof, as can be purchased with the amounts deducted from the Participant’s Compensation, or contributed toward the purchase of Stock pursuant to Section 2.05(c) above, during the Purchase Period.

(c) Notwithstanding anything herein to the contrary, in the unlikely event or limited instances that any amounts that are attributable to a Participant’s deductions or contributions remain after the purchase of shares of Stock on a Purchase Date, such amounts shall be returned to the Participant, in accordance with Section 3.04(c) below, as soon as administratively practicable.

Section 3.03 Reservation of Shares. There shall be two million (2,000,000) shares of Stock reserved for issuance or transfer under the Plan, subject to adjustment in accordance with Section 4.02 below. The aggregate number of shares of Stock that may be purchased under the Plan shall not exceed the number of shares of Stock reserved under the Plan.

Section 3.04 Limitation on Shares to Be Purchased.

(a) Subject to Section 3.04(a)(iii) below, the maximum number of shares of Stock that may be purchased for each Participant on a Purchase Date is the least of:

(i) the number of shares of Stock that can be purchased by applying the full balance of the Participant’s deducted or deposited funds to the purchase of shares of Stock at the Purchase Price;

(ii) the Participant’s proportionate part of the maximum number of shares of Stock available under the Plan, as provided in Section 3.03 and Section 4.01(a) below; or

(iii) five thousand (5,000) shares of Stock, subject to adjustment as described in Section 4.02 below.

(b) Notwithstanding Section 3.04(a) above, before the beginning of a Purchase Period, the Committee, in its sole and absolute discretion, may increase or decrease the maximum share limit for the Purchase Period and subsequent Purchase Periods. The adjusted maximum share limit shall continue in effect until again adjusted by the Committee.

(c) Any amounts deducted from a Participant’s Compensation that cannot be applied to the purchase of Stock on a Purchase Date by reason of the foregoing limitations described in Section 3.04(a) above, shall be returned to the Participant, as soon as administratively practicable.

Section 3.05 Payment for Stock. The Purchase Price for all shares of Stock purchased by a Participant under the Plan shall be paid out of the Participant’s authorized payroll deductions (and any deposits made by a Participant pursuant to Section 2.05(c) above, if permitted by the Committee). All funds received or held by AWW under the Plan are general assets of AWW, shall be held free of any trust requirement or other restriction, and may be used for any corporate purpose.

Section 3.06 Share Ownership; Issuance of Certificates.

(a) The shares of Stock purchased by a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued or sold at the close of business on the Purchase Date. Prior to that time, none of the rights or privileges of a stockholder of AWW shall inure to the Participant with respect to such shares of Stock. All the shares of Stock purchased under the Plan shall be delivered by AWW in a manner as determined by the Committee following the Participant’s satisfaction of the Applicable Holding Period.

(b) The Committee, in its sole discretion, may determine that shares of Stock shall be delivered by:

(i) issuing and delivering the number of shares of Stock purchased to a firm which is a member of the National Association of Securities Dealers, as selected by the Committee from time to time, which shares shall be maintained by such firm in a separate brokerage account for each Participant, or

(ii) issuing and delivering the number of shares of Stock purchased by Participants to a bank or trust company or affiliate thereof, as selected by the Committee from time to time, which shares may be held by such bank or trust company or affiliate in street name, but with a separate account maintained by such entity for each Participant reflecting such Participant’s share interests in the Stock.

(c) Each account described in Section 3.06(b) above shall be in the name of the Participant.

Section 3.07 Distribution of Shares or Resale of Stock.

(a) A Participant may request a distribution of shares of Stock purchased for the Participant under the Plan or order the sale of such shares following the Participant’s satisfaction of the Applicable Holding Period, by making a request in such form and at such time as the Committee shall prescribe.

(b) If a Participant terminates his or her employment with the Employer or otherwise ceases to be an Eligible Employee, following the Participant’s satisfaction of the Applicable Holding Period, the Participant shall receive a distribution of his or her shares of Stock held in any stockholder account established pursuant to Section 3.06(b) above, which shall be effectuated by the Committee in a manner that it deems reasonable and appropriate, as determined by the Committee in its sole and absolute discretion, or, in lieu of the receipt of shares of Stock, the Participant may alternatively elect to instead have the shares of Stock sold, in accordance with such procedures as the Committee shall prescribe.

(c) If a Participant is to receive a distribution of shares of Stock, or if shares are to be sold, the distribution or sale shall be made in shares of Stock. Any brokerage commissions resulting from a sale of Stock shall be deducted from amounts payable to the Participant.

ARTICLE IV

SPECIAL ADJUSTMENTS

Section 4.01 Shares Unavailable. If, on any Purchase Date, the aggregate funds available for the purchase of Stock would otherwise permit the purchase of a number of shares Stock in excess of the number then available for purchase under the Plan, the following adjustments shall be made:

(a) The number of shares of Stock that would otherwise be purchased by each Participant shall be proportionately reduced on the Purchase Date in order to eliminate such excess; and

(b) The Plan shall automatically terminate immediately after the Purchase Date as of which the supply of available shares is exhausted, unless the Board of Directors determines otherwise.

Section 4.02 Anti-Dilution Provisions. The aggregate number of shares of Stock reserved for purchase under the Plan, as provided in Section 3.03 above, the maximum number of shares that may be purchased by a Participant as provided in Section 3.04 above, and the calculation of the Purchase Price per share shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or other capital adjustment, the payment of a stock dividend, or other increase or decrease in the shares, if effected without receipt of consideration by AWW.

Section 4.03 Effect of Certain Transactions. Subject to any required action by the stockholders, if AWW shall be the surviving corporation in any merger or consolidation, any offering hereunder shall continue to pertain to and apply to the shares of stock of AWW. However, in the event of a dissolution or liquidation of AWW, or a merger or consolidation in which AWW is not the surviving corporation, the Plan and any offering hereunder shall terminate upon the effective date of such dissolution, liquidation, merger or consolidation, unless the Board of Directors determines otherwise, and the balance of any amounts deducted from a Participant’s Compensation (or deposited pursuant to Section 2.05(c) above) which have not by such time been applied to the purchase of Stock shall be returned to the Participant, as soon as reasonably practicable.

ARTICLE V

MISCELLANEOUS

Section 5.01 Non-Alienation. Except as set forth below, the right to purchase shares of Stock under the Plan is personal to the Participant, is exercisable only by the Participant during the Participant’s lifetime and may not be assigned or otherwise transferred by the Participant. If a Participant dies, unless the executor, administrator or other personal representative of the deceased Participant directs otherwise, any amounts previously deducted from the Participant’s Compensation (or deposited pursuant to Section 2.05(c) above before the Participant’s death) during the Purchase Period in which the Participant dies shall be used to purchase Stock on the Purchase Date for the Purchase Period. After that Purchase Date, there shall be delivered to the executor or administrator or other personal representative of the deceased Participant all shares of Stock and such residual amounts as may remain to the Participant’s credit under the Plan.

Section 5.02 Administrative Costs. AWW shall pay the administrative expenses associated with the operation of the Plan (other than brokerage commissions resulting from sales of Stock directed by Participants).

Section 5.03 No Interest. No interest shall be payable with respect to amounts withheld or deposited under the Plan.

Section 5.04 Committee. The Board of Directors shall appoint the Committee, which shall have the express discretionary authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan. The Committee shall adopt and prescribe the contents of all forms required in connection with the administration of the Plan, including, but not limited to, the Purchase Agreement, payroll deduction authorizations, requests for distribution of shares, and all other notices required hereunder. The Committee shall have the fullest discretion permissible under law in the discharge of its duties. The Committee’s interpretations and decisions with respect to the Plan shall be final and conclusive.

Section 5.05 Withholding of Taxes; Notification of Transfer. All acquisitions and sales of Stock under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements if the Internal Revenue Service or other taxing authority requires such withholding. AWW may require that Participants pay to AWW (or make other arrangements satisfactory to AWW for the payment of) the amount of any Federal, state or local taxes that AWW is required to withhold with respect to the purchase of Stock or the sale of Stock acquired under the Plan, or instead deduct from the Participant’s wages or other compensation the amount of any withholding taxes due with respect to the purchase of Stock or the sale of Stock acquired under the Plan.

Section 5.06 Amendment of the Plan. The Board of Directors may, at any time and from time to time, amend the Plan in any respect, except that any amendment that is required to be approved by the stockholders shall be submitted to the stockholders of AWW for approval.

Section 5.07 Expiration and Termination of the Plan. The Plan shall continue in effect for ten years from the Effective Date, unless terminated prior to that date pursuant to the provisions of the Plan or pursuant to action by the Board of Directors. The Board of Directors shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant. Upon the expiration or termination of the Plan, the balance, if any, then standing to the credit of each Participant from amounts deducted from the Participant’s Compensation or deposited by the Participant which has not, by such time, been applied to the purchase of Stock shall be refunded to the Participant.

Section 5.08 No Employment Rights. Participation in the Plan shall not give an employee any right to continue in the employment of an Employer, and shall not affect the right of the Employer to terminate the employee’s employment at any time, with or without cause.

Section 5.09 Repurchase of Stock. AWW shall not be required to purchase or repurchase from any Participant any of the shares of Stock that the Participant acquires under the Plan.

Section 5.10 Notice. A Purchase Agreement and any notice that a Participant files pursuant to the Plan shall be on a form prescribed by the Committee and shall be effective only when received by the Committee or its delegate. Delivery of such forms may be made by hand or by certified mail, sent postage prepaid, to AWW’s Senior Vice President of Human Resources, or such other address as the Committee may designate. Delivery by any other mechanism shall be deemed effective at the option and discretion of the Committee.

Section 5.11 Government Regulation. AWW’s obligation to sell and to deliver the Stock under the Plan is at all times subject to all approvals of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Stock.

Section 5.12 Internal Revenue Code and ERISA Considerations. The Plan is neither intended to constitute an “employee stock purchase plan” within the meaning of section 423 of the Code nor intended to be construed as constituting an “employee benefit plan,” within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

Section 5.13 Section 409A.  The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable.  All options granted under the Plan shall be construed and administered such that such option either (i) qualifies for an exemption from the requirements of section 409A of the Code or (ii) satisfies the requirements of section 409A of the Code.  If an option is subject to section 409A of the Code, the exercise of such option shall only be made in a manner and upon an event permitted under section 409A of the Code and in no event shall an Eligible Employee, directly or indirectly, designate the calendar year in which an exercise occurs.  Notwithstanding the foregoing, although options are intended to be exempt from, or comply with, the requirements of section 409A of the Code, and the Plan shall be interpreted accordingly, AWW does not warrant that any option will qualify for favorable tax treatment under section 409A of the Code or any other provision of federal, state, local or foreign law.  AWW shall not be liable to any Eligible Employee for any tax the Eligible Employee might owe as a result of the grant or exercise of an option, or holding of any shares of Stock received upon exercise of the option, under the Plan.

Section 5.14 Headings, Captions, Gender. The headings and captions herein are for convenience of reference only and shall not be considered as part of the text. The masculine shall include the feminine, and vice versa. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

Section 5.15 Severability of Provisions, Prevailing Law. The provisions of the Plan shall be deemed severable. In the event any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provision had never been included therein (or, in the case of a change in an applicable statute, had been deleted as of the date of such change). The Plan shall be governed by the laws of the State of New Jersey to the extent such laws are not in conflict with, or superseded by, federal law.